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Exhibit 16.1

November 10, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

        We have read Change in Independent Registered Public Accounting Firm section of Amendment No. 1 to Form S-4, dated November 12, 2004, of Atlantic Express Transportation Corp. and are in agreement with the statements contained in the first sentence of paragraph 1, paragraphs 2, 3, 4 and 5 on page 156 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP

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  Exhibit 16.1